FY 2010 Q4 Earnings Release Conference Call Transcript
June 23, 2010

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:  Good afternoon, everyone. Welcome to Nike's fiscal 2010 fourth-quarter conference call. For those who need to reference today's press release, you'll find it at www.nikebiz.com. Leading today's call is Kelley Hall, Senior Director of Investor Relations.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, and discounts which may vary significantly from quarter to quarter.

In addition, it is important to remember a significant portion of NIKE, Inc.'s business, including equipment, NIKE Golf, Cole Haan, Converse, Hurley, and Umbro, are not included in these future numbers.

Finally, participants may discuss non-GAAP financial measures. The presentation of comparable GAAP measures and quantitative reconciliations are found at Nike's website. This call might also include discussion of nonpublic financial and statistical information, which is also publicly available on that site, www.nikebiz.com.

Now I would like to turn the call over to Ms. Kelley Hall, Senior Director of Investor Relations.

Kelley Hall, Sr. Director, Investor Relations: Thank you, operator. Hello, everyone, and thanks for joining us today to discuss Nike's fiscal 2010 fourth-quarter and full-year results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, or at our website, nikebiz.com.

Joining us on today's call will be NIKE, Inc. CEO Mark Parker, followed by Charlie Denson, President of the NIKE Brand. And finally, you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to requeue, and we will do our best to come back to you. Thanks for your cooperation on this.

I will now turn the call over to NIKE, Inc. President and CEO Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.: Thanks, Kelley. And by the way, welcome to your first earnings call. It's great to have Kelley at the table in her new role as leader of the Investor Relations team.

I want to start by saying how, first of all, very pleased and proud I am of our performance and our team over the past year and the most recent quarter. I'm also very happy, by the way, about today's World Cup results. Great wins by USA and England, joining Brazil, Holland and South Korea as those already through to the next round. So it should be a very exciting weekend ahead.

A year ago on our Q4 call, I said Nike was not a wait-and-see company. At the time, that would have been an easy strategy to adopt. In fact, a lot of companies chose that path, but I had tremendous confidence in our strategy and the competitive fire of our management team. We weren't about to let our core strengths sit idle, because innovation and inspiration are not tactics at Nike; they're a way of life.

And because we stayed on the offense, we were able to deliver a very strong year in a tough global economy, and we did it while increasing momentum for the business throughout the year.

So, how'd we do it? Building on the success of our category offense, we decided to reengineer the Company to expand the influence of our brands and people, and to leverage our operational excellence across the portfolio. It was the right thing to do.

We energized our key markets with the most innovative product that we've ever produced. We forged deeper and more productive relationships with our consumers. Our Retail and Apparel businesses are starting to deliver on their true potential as two of our biggest growth opportunities. And we continue to increase our brand strength and competitive separation. And we're stronger financially than we've ever been before.

Our revenue at $19 billion is down 1% from last year, but we've never been more profitable. EPS and futures are up. Inventories are down.

Our affiliate brands -- Cole Haan, Converse, Hurley, NIKE Golf and Umbro -- contributed more than $2 billion in revenue, an increase of 5% over last year, and that's a record.

Revenue from direct-to-consumer -- our Nike-owned stores and online business -- increased 12% to nearly $2.5 billion, and that's a record.

Gross margins came in at 46.3% for year. That's a record.

And we generated $2.8 billion in free cash flow from operations and now have over $5 billion in cash and short-term investments on our balance sheet. Yes, those are two more records.

What those full-year numbers don't show is that tremendous momentum I mentioned that we generated in the back half of fiscal 2010. In most key markets around the world, our business has strengthened while our major competitors weakened. And that's a trend we intend to accelerate.

That momentum helps us remain highly opportunistic across all of our categories and markets. And I want to be really clear on that point -- our focus on new growth does nothing to minimize our attention or investment in the NIKE Brand and the huge upside we see in both developed and developing categories and markets. Quite the opposite, in fact. Our innovative products, brand strength and premium distribution are what drive the entire portfolio.

I think we have a great example of leveraging those strengths happening right now in football. Recently, I was at the Champions League Finals in Madrid, and I just returned from the World Cup, both phenomenal events that capture the attention and passion of sports fans throughout the world. And Nike's presence in global football is truly inspiring.

Our success in football shows that strong competition makes us better. In fact, we thrive on it. It's driven us to be the biggest and best in the industry. Revenue in NIKE, Inc. football was up 39% in Q4 alone, and that's before the first goal was scored at the World Cup.

When you watch a World Cup match, whether you're inside the stadium or in front of your TV, you can't help but notice the bright orange and purple signature of our boots on the pitch. We developed four distinct silos of performance footwear, our lightest ever, and made them all the same vibrant color scheme -- unheard of, until now. And that iconic product is just the very tip of the complete offense for World Cup we call Write the Future.

It's the most creative, complete and integrated campaign we've ever done. Everything is in play. We have game-changing product, athletes and teams; an online community that numbers in the tens of millions; and more excitement on the ground than anybody else in the game. And that kind of complete offense is driving record growth and leadership for our football business.

We're starting to execute at a similar level in the retail side of the business. We did it with Nike-owned retail stores in Harajuku and Beijing. We did it with our multi-branded Action Sports stores in Southern California. We did it with partners in category destinations like "House of Hoops" at Foot Locker, The "Field House" at Dick's and "The Running Lab" at Finish Line. And we did it online, where we saw record growth to over $260 million in revenue, which is up 25% for the year. And that includes NIKEiD, our online custom-design app, which surpassed $100 million for the first time.

But as we've said before, we're not interested in any kind of growth, just the good kind. And we put a lot of focus on fine-tuning our operational excellence.

We expanded our focus on lean manufacturing in footwear and apparel. We consolidated our factory base of partners. We further streamlined our supply chain with a new distribution center in Memphis and another DC targeted to open in just a few months in China.

In short, we delivered a solid year in some very tough conditions, and I'm proud of the work we did in fiscal 2010.

And now, we move into the new fiscal year. Nobody is out of the woods yet. We're sure to face more challenges as unemployment, input costs, foreign currency and market volatility play themselves out. We can't control the global economy. But as we've demonstrated time and time again, the things we can control will continue to serve us, just as they did in fiscal 2010.

The NIKE Brand will always be our greatest competitive advantage. It's the source of our most advanced R&D. It delivers insight and scale and leverage to every NIKE, Inc. brand and business. It's the source of our culture and personality that connect so strongly with consumers around the world. The NIKE Brand is a source of instant credibility and opportunity that we never take for granted.

I've made it clear to our leadership team that we will not leave any key growth opportunities untapped. China is a great example. We are the leading force in this incredible market. And we will leverage that position to exceed our current market revenue of $1.7 billion, and that's just for the NIKE Brand.

Action Sports is our fastest-growing category, and we have three brands that speak straight to the heart of that consumer -- Nike, Converse and Hurley. And we'll continue to engage and connect with our consumers, through categories, through products, and in stores the consumers visit and the communities where they live.

When we stay connected to consumers and focused on our key growth opportunities, I'm confident we'll manage through the uncertainties of the global economy to deliver continued momentum and another strong year.

You know, I have to add, more than 30 years ago, when I first started designing Nike shoes, people would ask me, "What more can you do to a shoe that hasn't already been done?" And I have to say, I don't hear that question as often today.

That's the power of innovation. I've never seen more open space to create radical new technologies and breakthrough concepts as I do today. That's in products, but also in retail and communication and manufacturing. It's never really about only one shoe or one technology. Our potential is the same as the dreams of young athletes all over the world -- infinite.

With that, I want to thank you and hand it over to Charlie.

Charlie Denson, President, NIKE Brand: Thanks, Mark. This time last year, we said we'd focus on three things. We said we'd continue to invest in the NIKE Brand to take advantage of opportunities in this tough global economy; balance costs, revenue and investments to remain financially strong; and expand competitive separation by leveraging our innovative product, brand strength and premium distribution.

So that's exactly what we were able to do. On the year, reported revenue for the NIKE Brand was down 1% to $16.5 billion, but EBIT was up 1% to $3.1 billion.

Revenue from Nike-owned retail increased 12%, driven by strong growth in stores and digital.

We added 140 basis points to gross margin, driven by clean inventories and less discounted product.

We optimized SG&A, leveraging our wholesale operations to drive investments in demand creation and owned retail.

And we saw great progress in our apparel business, which saw a 13% rise in revenue in the fourth quarter, a clear indicator that our long-term strategy has begun to pay off.

As Mark said, the part of the story that the full-year numbers don't show is the growing momentum we achieved in the second half. We enter the new fiscal year with clean inventories, accelerating category performance and tremendous energy in our key markets.

I want to shine a light on our three core competencies for a minute -- innovative product, brand strength and premium distribution. And I guess today it is only appropriate that we do it through the category lens of soccer, or football.

Mark mentioned the incredible pop we're getting with our boots on the pitch. What he didn't mention is that nearly half of the players in the tournament are wearing them, almost 50% more than our nearest competitor. And like the boots, our team kits are the lightest and most sustainable we've ever designed. We're able to create the kind of innovation and relevance on the pitch, in our training product, and into the lifestyle side of our football business.

But we don't stop at product. We continually build and leverage our brand strength with a multidimensional approach. That's how we build communities; that's how we tell the stories.

In fiscal 2010, we launched Lace Up Save Lives -- part of our ongoing commitment to fight HIV/AIDS in Africa. We just opened a Football Training Center in Soweto in South Africa that will help 20,000 kids a year, long after the World Cup is gone. And we created tremendous excitement and awareness with the Write the Future campaign, online, on the ground in South Africa, and on television around the world. The recognition and awareness has exceeded even our high expectations.

None of this would be possible without the power of the NIKE Brand. It's our promise and our proof to consumers that we understand and that we share their passion.

Our third competitive advantage -- after the innovative product and brand strength -- is what we call premium distribution. From London to Paris, Berlin, New York and Milan, the Nike Boot Room has revolutionized how consumers engage with Nike Football at retail.

It's the most compelling expression of football performance, passion and culture anywhere on the planet. It's a destination and an inspiration for footballers around the world. And we're sharing and scaling the Boot Room concept with our wholesale partners in hundreds of locations.

This has all led to some very impressive results. Our fourth-quarter football business was up nearly 40%, and our futures are up strong double digits thru the holiday time period, indicating a strong momentum well past the World Cup event.

That same focus on product, brand and distribution drives every category. In running, products like the LunarGlide shoe and the Dynamic Support technology continue to validate our position as the sport's leading innovator.

Brand experiences like The Human Race and nikeplus.com are helping to grow the sport of running globally. And we're leveraging the success of the Running Floor in Niketown New York and our new Nike Running experience in Palo Alto to bring inspiration to a new concept called the Running Lab with our US partner, The Finish Line.

Basketball? Same thing - innovative product, brand strength and premium distribution. Let me focus on just brand strength piece for now. In August, we'll kick off the first World Basketball Festival in New York City, the basketball capital of the world. It's a four-day celebration of the global game. We have national teams from the US, France, Brazil, Puerto Rico and China coming to the epicenter of basketball in preparation for the World Championships. We have local legends and cultural icons to entertain fans from Times Square to Madison Square Garden to Rucker Park. And flanking the power of the NIKE Brand will be innovative product and consumer experiences from Converse and the Jordan Brand.

We're also building out new retail experiences both in-store and online. It's an example of starting to leverage the Inc. portfolio, something only Nike can do. That's how we bring categories to life, and it's an incredibly powerful source of separation for Nike.

Another great example of this will take place just a week prior on the West Coast at Surfing's US Open in Huntington Beach, where Nike, Converse and Hurley will take center stage.

Our category offense is clearly a competitive advantage in understanding our consumers and delivering innovative products and experiences, and that's starting to reignite our training business as well in both men's and women's categories. Our Pro Combat first layer product was up 50% for Q4, and half of that were bought by women.

Our innovation of the Women's Training Footwear segment is being received very well with the introduction of the Women's Trainer 1, driving strong double-digit increases in futures for North America in both footwear and apparel for holiday.

To get the full picture, however, we also have to look at the consumer through a geography lens -- where they live, play and compete, and how they express themselves in their own unique cultures. Having finished our first year under the realigned six-geography structure, the deeper focus is delivering positive trends in both developed and developing markets around the world.

In North America, it continues to be a source of resilience and opportunity. Revenue was down 1% for the year, but the geography returned to growth in the second half and grew full-year EBIT by 8%, a clear indicator of managing the business well.

Both of our European geographies saw improving revenue trends for the second half of the year and have positive futures, so some stabilization happening here.

In China, our business is accelerating. While flat for the full year, fourth-quarter sales were up 12%. Full-year year EBIT was up 11%. And futures are up 6% [number corrected later in transcript] (sic -- see press release) as we continue to gain share.

Japan remains a very tough market. Revenues were down 5% for the year in a very challenging environment. We expect that market to remain challenging for at least the rest of calendar 2010.

And finally, our Emerging Markets -- I'm very pleased with our performance here. These markets had a relatively shallow dip and a rapid recovery from the global economic downturn. Consumers have tremendous enthusiasm for Nike products, our brand and our retail experiences. And the numbers prove that to be true. Revenue was up 47% on the quarter and 20% on the year. Very strong performances there. And when you consider that 40% of the world's population lives in this geography, along with a large portion of the growing middle class, it's easy to see a huge upside for the NIKE Brand.

So going forward, we'll to continue to leverage the momentum we've created, especially over those last two quarters -- more innovative product inspired by athletes and consumers; more energy around sports by leveraging the power of the NIKE Brand; and more amazing experiences in store and online in every key market around the world.

Trust me, it only sounds easy. But we have the talent and the teams who are looking forward to it.

So I'll turn it over to Don and thank everybody for listening.

Don Blair, VP & Chief Financial Officer: Thanks, Charlie. Since the beginning of the financial crisis, our intention has been to deliver appropriate financial performance while extending our market leadership and positioning ourselves for sustainable, profitable growth over the long term. By leveraging the strength of our brands and maintaining financial discipline, we believe we can emerge from the downturn a stronger, more profitable company. Despite the high level of macroeconomic uncertainty, we assured you we'd remain agile to minimize downside risk while aggressively pursuing upside opportunities as they arose.

In fiscal 2010, we did what we promised. By leveraging the strength of our brands and maintaining marketplace discipline, we held our revenue essentially flat year on year. We delivered record gross margins, EPS and cash flow, and built the strongest balance sheet we've ever had.

At the same time, we created greater competitive separation in the marketplace and positioned ourselves for sustainable, profitable growth. With few exceptions, our businesses returned to growth in recent quarters and are now accelerating into fiscal 2011.

That isn't to say the macroeconomic uncertainty is over. We are certainly aware of the risks presented by high unemployment and extreme volatility in the commodity, currency and equity markets. But we're also confident in our ability to deliver consistent results by staying focused on our business strategies and remaining nimble as we implement them.

Our results for fiscal 2010 reinforce that confidence. Q4 revenues were $5.1 billion, up 8% versus the prior year. On a currency-neutral basis, revenues grew 4%. Excluding currency changes, revenues grew 3% for the NIKE Brand and 6% for our other businesses, which include Cole Haan, Converse, Hurley, NIKE Golf and Umbro. For the year, NIKE, Inc. revenues were $19 billion, 1% below last year on a reported basis and down 2% on a constant-dollar basis.

Revenues for the NIKE Brand were down 2% for the year on a currency-neutral basis, reflecting mid-single-digit declines across four of the seven key categories. Three categories, however, recorded growth for the full year. Football and basketball grew at a low-single-digit rate, while action sports delivered high-teens revenue growth.

NIKE Brand futures for June through November increased 10% on a currency-neutral basis as all seven key categories and every geography except Japan were higher. On a reported basis, futures grew 7%, primarily reflecting weaker currencies in Europe.

Diluted earnings per share for Q4 grew 51% to $1.06, bringing full-year EPS to $3.86, up 27% versus fiscal 2009. As you know, we reported charges in fiscal 2009 for the impairment of Umbro assets and the restructuring of our organization. Adjusted for these noncomparable charges, EPS grew 7% for the fourth quarter and 1% for the full year. You'll find a reconciliation of these pro forma EPS growth figures in our press release and on our website, nikebiz.com.

Gross margin reached record highs for both the fourth quarter and the full year at 47.4% and 46.3%, respectively. Fourth-quarter gross margin was 4 points higher than the prior year, reflecting higher margins for both the NIKE Brand and our other businesses.

The growth in NIKE Brand gross margin was driven by favorable product mix, cost reduction initiatives and lower input costs, as well as the positive impact of clean inventories on off-price volumes and discounts. Sales growth and stronger profitability in our direct-to-consumer operations also had a positive impact on NIKE Brand gross margins.

Fourth-quarter SG&A rose 25% on a reported basis and 21% on a constant-currency basis, driven by the comparison of this year's demand creation investment in World Cup marketing compared to unusually low spending in last year's Q4.

Operating overhead grew 13% in constant dollars, reflecting investments in direct-to-consumer operations and performance-based compensation, as well as the timing of T&E. For the year, currency-neutral SG&A increased 2%.

Net interest expense in the fourth quarter was flat year on year. For the full year, net interest swung from $9 million of income last year to $6 million of expense this year, driven by lower rates of return on investments.

Other income for Q4 was comprised largely of gains on currency hedges. We estimate that changes in rates used to translate our foreign currency profits, combined with the currency gains included in other income, increased year over year pretax income by $28 million in the fourth quarter and $34 million for the full fiscal year.

Our effective tax rate for the quarter was 23.6%, a 620-basis-point improvement over last year's Q4, while the full-year rate was 24.2%, 20 basis points higher than last year. Both the fourth-quarter and full-year rates benefited from improved tax rates for our international businesses, which are generally taxed at rates lower than the US statutory rate. However, the full-year comparison was less favorable since we recorded a significant tax benefit from the Umbro impairment in the third quarter of fiscal 2009.

Our financial model has consistently emphasized both profitable growth and capital efficiency. That's why we're also pleased by the growth in our cash flow and our expanding return on invested capital. In FY10, we delivered $2.8 billion of free cash flow from operations, a $1.6 billion increase over the prior year. And we raised our return on invested capital by 290 basis points to 20.7%.

Strong working capital management was the key driver, reflecting our intense focus on accounts receivable and inventory. As of May 31, accounts receivable were 8% below prior-year levels, and inventories were down 13%. By tightly managing the inventory in our supply chain and working with our retail partners to keep sales channels clean, we're maintaining the strength of our brands and maximizing profitability both for Nike and our retail partners.

Now let's take a look at results for the quarter by geography. In North America, Q4 revenue increased 4%, including a 1% currency benefit. Direct-to-consumer revenues increased 19%, as online sales increased 27% and comp store sales for Nike-owned retail stores increased 17%, driven by higher traffic, conversion and average dollars per transaction.

Wholesale revenues increased 2%, driven primarily by renewed strength in apparel, which grew double digits. Six-month futures for North America grew 7% in constant dollars.

In the fourth quarter, footwear revenue in North America increased 1% on a currency-neutral basis, driven by 2% increase in inline sales, partially offset by a 27% drop in off-price revenues. The inline revenue improvement was primarily due to double-digit growth in running, football and men's training, as most other categories were down single digits. The acceleration of the running category has been particularly rapid, as product innovations such as Lunarlon and Free fuel consumer and retailer excitement.

Apparel continued to gain momentum in North America, reflecting the hard work we've done over the last two years to position this business for profitable growth. On a currency-neutral basis, Q4 apparel revenue grew 12%, as inline revenue grew nearly 30%, while closeout revenues declined over 50%. Futures for the next six months grew at a midteens rate, as all seven key categories trended higher.

Fourth-quarter EBIT for North America improved 8% as higher gross margins more than offset increased investment in demand creation.

In Western Europe, Q4 revenue increased 2% on a reported basis, but declined 2% excluding currency effects. On a constant-dollar basis, footwear was down 4%, while apparel grew 3%, driven by the impact of the World Cup on the football category. Currency-neutral futures grew 11%, powered by strong growth across multiple categories.

Q4 EBIT for Western Europe fell 17% as higher investments in demand creation more than offset higher revenues and higher gross margins.

In Central and Eastern Europe, fourth-quarter revenue increased 9% on a reported basis, but declined 3% excluding currency effects. We're beginning to see signs of stabilization in these markets as a result of improving macroeconomic conditions, increasing brand momentum and tight management of inventory in the market. This is starting to translate into growth in futures, which are up 3% over the prior year on a constant-currency basis.

Q4 EBIT for Central and Eastern Europe declined 9% as revenue growth was more than offset by lower gross margins and higher demand creation investment behind the World Cup.

In Greater China, fourth-quarter revenue grew 12% on both a reported and currency-neutral basis, driven by new points of distribution and comp store revenue growth. All three product types reported double-digit revenue growth, while robust expansion of sportswear, football and action sports fueled the growth from a category perspective. Constant-currency futures orders for the next six months grew 16% over the prior year.

Q4 EBIT for Greater China increased 20%, as revenue growth and higher gross margins more than offset increased demand creation investments.

In the fourth quarter, revenue for Japan declined 8% on a reported basis and 12% in constant dollars. EBIT declined 6% as lower revenues and higher SG&A were partially offset by improved gross margins.

Although macroeconomic conditions in Japan remain weak, we're taking the same approach there as we have around the world for the last 18 months -- delivering appropriate financial performance while creating competitive separation in the marketplace and positioning ourselves for sustainable profitable growth over the long term.

In Japan, we continue to deliver innovative product, drive deep consumer connections and evolve the marketplace by building category destinations with key retail partners and in our own stores. As a result, our gross margins are up significantly, both inventories and accounts receivable are in great shape, and we're much healthier than our competitors in Japan.

In Q4, our emerging markets geography delivered another outstanding quarter. Revenue increased 47% on a reported basis and 28% on a constant-dollar basis. Excluding currency effects, nearly every territory and category grew double digits, with Brazil and football leading the way. Revenues in Brazil grew 74% in Q4, driven by football, athletic training, sportswear and action sports. Across the geography, football revenues grew over 60% as a result of strong product, brand and retail execution around the World Cup.

EBIT for the emerging markets increased 46% in the fourth quarter.

Q4 revenue for the businesses reported as Other increased 9% on a reported basis and 6% excluding currency effects. EBIT was 71% higher than the prior-year quarter, reflecting strong gross margin expansion.

Converse delivered solid results in fiscal 2010, as revenues grew 4% in Q4, bringing full-year revenues to $983 million, up 7%. Hurley delivered 9% growth for the year to reach revenues of $221 million. And Umbro reported the strongest finish to the year as fourth-quarter revenues grew 57%, bringing full-year revenues to $224 million, up 29%.

Both NIKE Golf and Cole Haan struggled in the first half of the year, but returned to growth in the second half. Revenues for both NIKE Golf and Cole Haan declined 2% for the year to reach $638 million for NIKE Golf and $464 million for Cole Haan.

Our Q4 results and six-month futures clearly indicate that our business is rapidly building momentum with consumers and retailers. That momentum is fueled by innovative product, strong brand connections and exciting retail presentation, factors we believe can drive sustainable profitable growth over the long term. That said, currency changes and input cost inflation will put significant pressure on our reported top- and bottom-line results for fiscal 2011.

On a currency-neutral basis, we expect fiscal 2011 revenue to grow at a high-single-digit rate, with low-double-digit growth for Q1. Consistent with our reported futures, we expect currency headwinds will reduce reported revenue growth for both the first quarter and the full year.

We expect that gross margins will also feel the impact of macroeconomic headwinds in fiscal 2011. The stronger dollar and rising costs for product components such as oil, labor and freight will put significant pressure on gross margins. We also anticipate higher costs for air freight as we work with our suppliers to meet the tremendous growth in orders for running products we've seen for the fall and holiday seasons.

While these headwinds will be partially offset by our ongoing gross margin improvement initiatives, we expect fiscal 2011 gross margins could be as much as 1 point below fiscal 2010, with as much as 0.5 points of decline in Q1.

Our relationship with the consumer is the key to our business success, and we'll continue to strengthen those connections by investing in our brands. For the year, we expect demand creation to grow slightly slower than revenue, with spending weighted toward Q1 in support of key events such as the World Cup and the World Basketball Festival in New York City.

Mark likes to say that our opportunities are unlimited, but our resources are not. That means we'll continue to focus our resources on investments intended to drive sustainable, profitable growth. In fiscal 2011, we expect operating overhead to grow at a mid-single-digit rate. This overall total will reflect increased investment in direct-to-consumer operations and capabilities, balanced by increased efficiency in our core operating functions.

In line with our Q4 results, we anticipate Other income to increase as the stronger dollar creates gains on our foreign currency hedge instruments. We expect our effective tax rate for fiscal 2011 will be in line with the fiscal 2010 full-year rate.

And finally, we believe that our ongoing focus on working capital management will continue to generate strong cash flows. As we discussed in greater depth at our recent Analyst Meeting, we're confident that our cash flow can support additional investments to drive profitable growth and increasing cash returns to shareholders, in the form of higher dividends and share repurchases. Over time, we expect share repurchases will reduce our average share count and increase EPS growth.

We're proud of what we accomplished in fiscal 2010. Our ability to deliver results over the last 18 months gives us great confidence in our brands, our business and our team. And as we begin 2011, we're very much aware of the ongoing pressure on consumers around the world and the high level of macroeconomic volatility.

Those conditions demand that we maintain a high degree of flexibility, and we will. But we've always believed that those conditions also create opportunities to drive competitive separation. So we'll also be aggressive in attacking opportunities as they arise. At Nike, we're at our best when we're on the offense.

We're now ready to take your questions.

Charlie Denson, President, NIKE Brand:  Hey, Don, maybe I will just step in real quick and correct -- make a quick correction. I believe I misstated the China futures number when I said 6%, when it is actually 16%, which is what it is in the press release. So I apologize for that.

Don Blair, VP & Chief Financial Officer:  Thank you, Charlie. Operator, we are ready to take questions now.

QUESTION AND ANSWER SECTION

Operator:  (Operator Instructions). Chi Lee, Morgan Stanley.

<Q – Chi Lee>:  Don, I guess a question on the gross margin guidance, down 1 point. Can you help us better understand what your assumptions are for the puts and takes for that guidance?

<A – Don Blair>: Sure. Well, first thing I want to emphasize is, as we've said before, we still have confidence in the long term that there's opportunities to expand gross margin. And one of the things I talked about that helped us in FY10, and we also believe are going to continue to generate some positive impact in '11, are the gross margin initiatives that we've talked about a lot -- things like lean manufacturing, style productivity. Those are things that we've invested quite a bit in the last few years, and we saw a benefit in FY10, and we are assuming continued benefit in FY11.

The major change year on year is that we had a fairly benign macroeconomic environment, at least from a gross margin standpoint, in FY10. We had fairly low input costs. Oil prices, labor -- those were things that were fairly favorable for us in FY10. And also, the foreign currency environment really reflected about a 12-month lag, as it usually does. So it was a fairly favorable foreign exchange environment as well.

Those macro factors are really swinging more to a headwind in fiscal '11. So we do expect to see some increases in raw materials that are chemical or petroleum based. We certainly see some labor cost inflation in Asia, and there are some knocks-on effects to oil prices in the form of freight. So we expect that is a bit of a drag.

We do think FX will go to headwind. And then finally, as I mentioned earlier, we have got some good news/bad news with the strength of the running line for fall and holiday that is creating the need to do some additional air-freighting.

So a combination of those factors, we really think that we are going to see some margin pressure through fiscal 2011.

Operator: Bob Drbul, Barclays Capital.

<Q – Bob Drbul>:  Kelley, welcome and good luck.

<A – Kelley Hall>: Thank you.

<Q – Bob Drbul>:  I guess the first question I have is related to sort of more on the macro side. When you guys look at the order book and the futures in the quarter that you just finished and reported, are you seeing any sort of -- use the word "queasiness" amongst your retail partners when you look at the futures orders being so strong? Are there any change in cancellations or anything that we should be concerned about, or is the strength of that futures number as good as it looks?

<A – Charlie Denson>: Bob, this is Charlie. No, I think it is as good as it looks. We are seeing a very strong brand presence around the world. And I think the innovation that we are introducing into the marketplace through the product lines that are coming in are being very well received.

I think a lot of the things that are going on in both footwear and especially in apparel -- I think one of the numbers I'm most proud of right now is the continued acceleration we are seeing in apparel. But in both footwear and apparel, coming out of the World Cup, we've got the best basketball festival coming on, and we've got very strong sell-throughs in the marketplace, gives us a lot of confidence as we look out to the future.

<Q – Bob Drbul>:  Great. And then, Don, on the currency, I guess can you talk a little bit about sort of the hedging program that you have in place and how that is expected to minimize the downside or protect you as you look at some of the movements that we've seen in currency over the last several weeks and months?

<A – Don Blair>: Yes, that's a great question, Bob. And as you know, we usually say to people, a good rule of thumb is about a 12-month lag in exchange rates.

We have seen the euro and the pound weaken over a fairly significant amount of time. That has really accelerated in the last six to 12 months. So we are definitely going to get some short-term insulation from this. But as you know, you can delay the impact of the exchange rates; you can't actually eliminate it.

So what we expect to see here is the fact that last year, fiscal '10, we actually had some pretty favorable exchange rates because we actually put those on prior to the crisis. So we had some euro exchange rates that were in the mid-$1.40 space last year. We are going to start to see numbers that are more in the $1.30 and change as we go into fiscal '11.

So it's really the lag effect of the long-term strengthening of the dollar and the erosion of the European currencies that's going to affect the foreign exchange in fiscal '11.

<Q – Bob Drbul>: Great, thank you very much.

Operator:  Michelle Tan, Goldman Sachs.

<Q – Michelle Tan>:  I guess I was a little surprised to see the revenue a bit light of your futures number from last quarter. And I was wondering, is that really about walking some of the closeout sales that would be in that at-once business? And how much did the less closeout sales as a whole contribute to the gross margin upside this quarter?

<A – Don Blair>: Well, just to hit it from a numbers standpoint, Michelle, the North America commentary about footwear and apparel, we had significant drop in closeout revenues for both footwear and apparel in North America, and that was the most pronounced. As I said in my gross margin commentary, that was a piece of the fourth-quarter margin upside. We had a lot less in terms of volume of closeouts, and the closeouts we did do were a lot more profitable just because we were managing the marketplace very proactively.

<Q – Michelle Tan>:  Sure. Is there any kind of magnitude you can give us in terms of how much that contributed to the gross margin relative to (multiple speakers)

<A – Don Blair>: At this point I wouldn't want to put a number on that one, but it did have an impact. That was one of the items I mentioned.

<Q – Michelle Tan>:  Okay, great. And then just on Europe, it was interesting to hear that that region, I think you said it accelerated even beyond the World Cup window. And I was wondering if you could give us some color on traction by category that you're seeing there beyond World Cup. Is it the lifestyle or express piece of football that is driving it? Any kind of big standouts there?

<A – Charlie Denson>:  Yes, this is Charlie. Well, football is the leader of the pack, which we are very, very pleased to see the leverage that we are getting off of both the World Cup event itself and obviously the spend that we've put into it. But I think it does have a halo effect over some of the other categories.

When you talk about football and the sportswear side of it, that is one of the bigger opportunities I think we talked about when we were in New York, on a longer-term basis, because we really feel like that particular area is underdeveloped, and we believe we have a great position and a great story to bring to that.

Action sports continues to grow in Europe, as does running and training. So again, the European business, I don't want to get too far out ahead here. It's still -- we are not seeing as much acceleration as we are seeing in places like China or the emerging markets. But we do feel like it is a stable market and has a pretty decent long-term growth position to be in.

<Q – Michelle Tan>:  Great, thanks so much..

Operator:  Eric Tracy, FBR Capital Markets.

<Q – Eric Tracy>:   Maybe if I could focus on SG&A and sort of the spend as we think about next year, you said sort of the low where revenues should come in. But from a demand creation, maybe the cadence for the year. And then I know you are investing behind direct-to-consumer; how should we think about that sort of playing out as well?.

<A – Don Blair>:  Well, we split the SG&A into two components -- demand creation, which we expect to grow slightly slower than revenue; so for revenue we said high single digits, so demand creation would be slightly below that. And as you pointed out, that will be front-loaded. We do expect that we will not only see the completion of our World Cup campaign, but also the Basketball Festival in New York City. So we should see a front-loading into the first quarter.

On the operating overhead side, mid-single-digit is where we expect that to be for the year. And as I said, the two components of that -- we are continuing to drive efficiency in our core functions and continuing to invest in direct-to-consumer. So on balance, mid-single-digit growth, but again, really focusing our investment where we are driving profitable growth in direct-to-consumer.

<Q – Eric Tracy>:  Okay. And then maybe just turning to from a category perspective, obviously getting a lot of momentum on the running side of the business, particularly in men's. Obviously women's training, sort of the big strength out there right now around toning. I understand your position on that specific product. But maybe just talk about, again, the strategy and sort of come to market around, be it Nike Free or other women's training product that we can maybe look to for perhaps in the back half of this year.

<A – Charlie Denson>:  Yes, so I think I mentioned this in the prepared remarks. Our women's training numbers for holiday we were very pleased with, based on the results and being received with some of the new product in response to what's going on in women's training. As we've stated, we really do believe in our Free concept, and we believe it is a great solution and provides great benefits to the consumer.

And then you will see an accelerated introduction into spring and summer as we continue to capture more and more of that female consumer.

<Q – Eric Tracy>:  Okay, great. Thank you.

Operator:  Kate McShane, Citi Investment Research.

<Q – Kate McShane>:  Don, I was wondering how we should think about pricing in Europe. With Nike buying its product in US dollars and then selling it through at euros, is hedging taking care of that, or will it result in price increases? And have you seen any competitors increase prices in Europe as a result?

<A – Don Blair>:  Well, first of all, just to give you a sense of how we think about pricing, I mean, we don't look at this as an across-the-board exercise. And every season when we set prices, we are thinking about the economic environment. We are also thinking about the competitive set, what's the competition doing, what kind of value proposition are we putting in front of the consumer?

So those decisions are very surgical. They are season by season, market by market. And certainly with the innovation pipeline and product and the strength of the brand, we have a lot more leverage around pricing than our competition does. But we're going to make those decisions on a case-by-case basis.

The hedging program basically gives you time to make those adjustments. You know, we can't push back the macroeconomics forever. What the hedging program does is give us time to adjust the business structure. And certainly in Europe, I think the future is yet to play out. We are looking at that one very carefully. We are making those surgical pricing decisions, and we are going to work the margin equation, as we always do, on a case-by-case basis.

<Q – Kate McShane>:  Okay, great. Thank you. And on another topic, in China, as you start to expand into the lower-tier cities, are you planning at all to come out with a lower-priced shoe in order to better cater to that consumer? And how aggressive have some of your local competitors been in those lower-tier cities as you increase your penetration?

<A – Charlie Denson>: Well, as we've stated, we are starting to move more aggressively into that -- into the second-, third- and fourth-tier cities. We are still finding considerable demand and interest around the NIKE Brand as it is today. We continue, as Don just talked about, looking at pricing options and product introductions that may be on the lower end of the Nike product range, as well as looking at different opportunities that we may have with some of the other brands in the portfolio.

So we are still very bullish, certainly from a Nike-branded standpoint, but also the opportunities that exist for some of the other brands in the portfolio are something that we are taking into consideration as we look at it over the next couple of years.

<A – Mark Parker>:  I will just add, I think that's one of the things you'll see not only in China, but other markets around the world, is that we will leverage the portfolio, the other brands in the portfolio, to have a more integrated attack on specific market opportunities. And China is a great example of that.

So it is not a question so much of dropping the Nike-branded product pricing at the opening levels down as much as -- well, making sure that we are strong and competitive at our opening price points, as we always will be, but also looking at the portfolio to help supplement some of those opportunities that are definitely there, particularly in the tier 3/4 cities.

Operator:  Chris Svezia, Susquehanna Financial Group.

<Q – Chris Svezia>:  I guess my first question is -- just focus on the North American business for one second. Your revenue is up 4%. And I think, Don, you made the reference that the wholesale business was up 2% and your direct-to-consumer business was up 19% and apparel was up double digits. And I believe that was on the wholesale end.

I was wondering if maybe you could just talk a little bit more about what's going on with footwear, specifically at wholesale, in the US market. You talked a lot about running; obviously that continues to do well. But maybe you can just talk about the other pockets of your business in footwear in the US market and how that might play out for the balance of the year at wholesale.

<A – Charlie Denson>:  Well, I think one of the things that we've talked a little bit about recently, and it continues to play itself out, is transition back to the performance product. I think that's being led by several things.

I think technology and innovation I think are big factors in that. We have pulled back on some of our sportswear product a little bit in the marketplace as far as the distribution and allocation of product. So we felt it was time to reset some of that. We have a lot of momentum going on in the performance side of the business, and we felt it was an opportune time to take advantage of some of those resets.

So when you look at it over the next nine to 12 months, we are very bullish not only in running but in basketball, in soccer. And now that the training product is really starting to come forward, both in men's and women's, we really like the overall portfolio of performance.

And then when you throw action sports in on top of it, we feel pretty good about things on the performance side of the footwear business.

<Q – Chris Svezia>:  So on that, Charlie, just -- so on the futures number, when you look at the domestic piece, obviously apparel is growing pretty quickly there, but it's fair to say that the footwear business is positive on that futures number?

<A – Charlie Denson>: Yes.

<Q – Chris Svezia>:  Okay. When you talk about Sportswear, just so I'm clear, when you're talking about more Air Force 1 and that type of product distribution and --

<A – Charlie Denson>: Correct.

<Q – Chris Svezia>:   Okay. So you've pulled back some of the distribution on that product?

<A – Charlie Denson>: Yes, we have actually -- we've reset the Air Force 1 quantities fairly considerably.

<Q – Chris Svezia>:   Okay. And then my last question is, just on apparel real quick, obviously the US, you are doing nicely there, but any color internationally, ex-World Cup? Maybe if you can just talk to that, what you're doing, would be helpful. I know that's been somewhat of a drag, particularly in Europe, but any strength or opportunities you see there in terms of what's going on?

<A – Charlie Denson>: With regards to the World Cup?

<Q – Chris Svezia>:   No, excluding World Cup products, just so apparel, internationally, excluding kits and things of that nature?

<A – Charlie Denson>: Sure, sure. No, again, pretty consistent story outside the United States as well. Performance is the driving force, apparel and footwear. The apparel numbers internationally are doing very well, led by performance.

Running is the leading category with regards to what's driving it outside and beyond football. And then as we look at basketball globally, it is something we are very excited about, not only the growth in China, but the growth overall internationally coming out of the Americas, as well as starting to become a significant impact in some of the European markets as well.

<Q – Chris Svezia>:   Okay. Well, thank you very much. Good luck.

<A – Kelley Hall>: Operator, we have time for one more call, or question.

Operator:  Sam Poser, Sterne, Agee.

<Q – Sam Poser>:  Thank you for getting me in. I've got -- I'm going to read them all to you at one time, if you don't mind. Could you give us some more detail on your cost reduction initiatives?

Could you talk about what the FX impact on gross margin was in the fourth quarter?

And can you give us some color on how you are viewing demand creation overhead, how that's -- where you're spending that money next year, and how we should view your planned repurchase activity for 2011? And with all that cash, are you looking for any acquisitions or anything like that beyond the repurchase activity?

I know that's a lot more than two questions, but I figured I would ask it all at once. Thank you.

<A – Mark Parker>:  I will just jump in on the first and last thing you said, the cost reductions, which obviously continue to be really important, particularly as we try to strengthen our gross margin performance in the midst of some headwinds coming up. And Don talked about some of this already, but we are streamlining our product lines around solid productivity, so seeing some dramatic results there, fewer styles, more productivity.

Lean manufacturing, we continue to scale that and leverage that. Obviously raw materials consolidation continues to be an opportunity. We are making some good headway there.

We are seeing some leverage on the factory consolidation that we have completed for footwear over the past year, have a bit more to do on apparel.

All of these things have actually helped us achieve some strong gross margin performance and will help us going into the next year.

We are managing the supply chain a lot tighter, reducing discounts and closeouts, increasing our closeout margins, at the same time managing inventory as well as we ever have.

We are expanding margins from some of the other businesses, as we talked about, some record performance there, cleaner inventories.

So all in all, very, very proud of what we're doing to sort of manage that top line going down to the bottom line.

We haven't done any price increases, but that's another lever in the kit that we may look at. But at this point, we don't have any specific plans to do that.

And as far as acquisitions go, nothing specific on the horizon, but I will just say what I've always said -- we will continue to be opportunistic and look for the appropriate opportunities to grow from an acquisition standpoint as well. I think that's only the responsible thing to do.

<A – Don Blair>:  So, Sam, let me just direct traffic here a little bit. Mark just covered number one and four.

<Q – Sam Poser>:  Correct.

<A – Don Blair>:  I'm going to take -- the foreign exchange impact on margins in the fourth quarter was really minimal. It was about 10 basis points up, so not much.

And then with respect to SG&A, I think you asked it in terms of both demand creation and operating overhead. Operating overhead, as I said, is really direct-to-consumer investment, which is two things -- it's new stores, and we talked about that at our Analyst Day in New York City, and it's also infrastructure building -- new systems, new tools and so on -- offset by efficiency in our core functions.

And then I think you also wanted to talk about demand creation, so let me hand that one off to Charlie.
<A – Charlie Denson>:  Yes, then just one other thing on the operating piece, where we are leveraging the direct-to-consumer piece into some of the partnership formats that we are expanding on with some of the key partners, whether it is Dick's, Foot Locker and Finish Line here in the United States, or some of the other partners -- Bell in China and some people in South America.

And then with regards to demand creation, I think we talked quite a bit about where we are. It is front-loaded for the year -- World Cup, the basketball initiative, and then a running initiative going into holiday, again, kind of lining up against where we feel our biggest opportunities and our most profitable returns will come.

And then it sets us up for the second half of the year, where we've got some new product coming in. We will see how that goes in, and hopefully we can exceed expectations, but at this point in time we are not ready to commit to it.

<Q – Sam Poser>:  Just real quick on the SG&A -- on the demand creation, you've spent 25% more this Q4 than you did a year ago. Can we expect to see that kind of growth on a Q1-over-Q1 basis, or will it not be quite as much?

<A – Charlie Denson>:  You know, Sam, I wouldn't want to get into the model-building. I mean, one of the things we talked about a lot is that when we see something working, we need to be nimble, and we did that in the fourth quarter. We had a great campaign around Write the Future. We had tremendous product on the pitch. We felt terrific about it, and we invested in it. And the results are coming in. So I wouldn't want to get into that level of detail, but you understand the framework for how we think about it.

<Q – Sam Poser>:  And then the last question I had was about some more specificity on your repurchase thoughts in 2011.

<A – Charlie Denson>:  We will be buying our stock. And you know, I think as we said at the Analyst Meeting in New York, our plan at this point is that we believe we can continue to increase cash returns to shareholders, and that means increases in dividends and increases in share repurchases.

<Q – Sam Poser>:  Thank you very much. Good luck. Thanks.

<A – Kelley Hall>:  Thanks, everybody. We will talk to you next quarter..

Operator:  Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.